UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2019

Navient Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36228	46-4054283
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 Justison Street, Wilmington, Delaware	19801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 283-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $.01 per share	NAVI	The Nasdaq Global Select Market
6% Senior Notes due December 15, 2043	JSM	The Nasdaq Global Select Market

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 2, 2019, Navient Corporation, a Delaware corporation (the “Company”), entered into a cooperation agreement (the “Agreement”) with Canyon Capital Advisors LLC and certain of its affiliates (collectively, “Canyon”). Canyon beneficially owns approximately 10.7% of the Company’s outstanding common stock. Pursuant to the Agreement, the Board of Directors of the Company (the “Board”) agreed, among other things, to appoint Marjorie Bowen and Larry Klane as directors of the Company, subject to satisfaction of customary conditions, and to nominate and recommend Ms. Bowen and Mr. Klane for election to the Board at the Company’s 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”). The Agreement also provides for customary director replacement rights. In connection with the Agreement, Canyon will withdraw its nomination notice and vote in favor of the slate of directors nominated by the Board for election at the 2019 Annual Meeting.

Under the terms of the Agreement, Canyon has agreed to abide by customary standstill restrictions until the earlier of (i) ten business days prior to the deadline for submission of a notice of shareholder nomination of individuals for election as directors of the Company at the Company’s 2020 annual meeting of shareholders and (ii) December 31, 2019 (the “Standstill Period”). Pursuant to the Agreement, Ms. Bowen, Mr. Klane and Frederick Arnold, a director of the Company, have each delivered to the Company an irrevocable advance resignation letter, tendering their respective resignations from the Board upon the occurrence of certain events specified in such resignation letters, which resignations may be accepted by the Board in its sole discretion.

In connection with the approval of the Company’s slate of nominees for the 2019 Annual Meeting, William M. Diefenderfer, III notified the Board that he has chosen not to stand for re-election at the 2019 Annual Meeting. Pursuant to the Agreement, Barry L. Williams has agreed to retire from the Board prior to August 31, 2019. After Mr. Diefenderfer and Mr. Williams are no longer directors and during the Standstill Period, the Board has agreed that its size will be no more than ten.

Pursuant to the Agreement, the Board appointed Mr. Arnold as a member of the Finance and Operations Committee of the Board, and the Board agreed that such committee will retain, in its discretion, one or more financial advisors and/or consultants to assist with its oversight and review of the Company’s policies and practices. The Company also agreed that the Board will appoint at least one of Ms. Bowen and Mr. Klane to each of the Nominations and Governance Committee of the Board and the Compensation and Personnel Committee of the Board, respectively. The specific committee appointments of each of Ms. Bowen and Mr. Klane will be determined by the Board.

The parties also agreed to customary mutual non-disparagement obligations, and the Company agreed to reimburse Canyon for its reasonable and documented out-of-pocket expenses related to preparing for, engaging in and settling the proxy contest up to a cap of $2,750,000.

On May 2, 2019, the Company and Canyon issued a press release announcing the signing of the Agreement. A copy of the press release is attached hereto as Exhibit 99.1. As a result of the Agreement, the Company no longer intends to mail the letter to shareholders regarding the 2019 Annual Meeting filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 30, 2019.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 5.02 by reference.

On May 2, 2019, the Board agreed to appoint, subject to satisfaction of customary conditions, both Marjorie Bowen and Larry Klane as directors of the Company. Assuming satisfaction of the conditions precedent, Ms. Bowen and Mr. Klane will serve for an initial term ending at the 2019 Annual Meeting and the Board has agreed to nominate Ms. Bowen and Mr. Klane to stand for election as directors of the Company at the 2019 Annual Meeting. At this point no determination has been made as to the committee appointments for Ms. Bowen and Mr. Klane.

As of the date of the appointment, the Company is not aware of any transactions with either Ms. Bowen or Mr. Klane that would require disclosure under Item 404(a) of Regulation S-K. As non-employee directors, each of Ms. Bowen and Mr. Klane will participate in the Company’s compensation program for non-employee directors as described under the caption “Director Compensation” in the Company’s 2019 Proxy Statement filed with the SEC on April 29, 2019.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit No.	Exhibit

10.1	Agreement, dated as of May 2, 2019, by and among Navient Corporation, Canyon Capital Advisors LLC and its affiliates

99.1	Press Release, dated as of May 2, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVIENT CORPORATION (Registrant)

By:	/s/ Mark L. Heleen
Name:	Mark L. Heleen
Title:	Chief Legal Officer

Date: May 3, 2019

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